Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Auddia Inc.

Boulder, Colorado

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 20, 2023, relating to our audits of the financial statements of Auddia Inc. at and for the years ended December 31, 2022 and 2021, which appear in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 23, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Daszkal Bolton, LLP

Jupiter, Florida

March 23, 2023